Exhibit 99.1

For More Information Contact:

Brian Ziel (831) 439-5429

brian.ziel@seagate.com

Woody Monroy (831) 439-2838

woody.monroy@seagate.com

SEAGATE

SEAGATE CFO CHARLES POPE PLANS TRANSITION TO NEW ROLE,

COMPANY NAMES PATRICK O’MALLEY TO ASSUME CFO POSITION

SCOTTS VALLEY, Calif. — April 28, 2008 — Seagate Technology (NYSE:STX) announced today that a long-standing member of its executive management team, chief financial officer Charles Pope, has elected to retire from his CFO role effective August 25, 2008, and will focus solely on leading the Seagate Services group, a leading provider of data management and protection solutions.

In his 24 years at Seagate, Pope has held a variety of financial and operating roles. His responsibilities have included leadership of the company’s merger and acquisition activity, portfolio management, the re-engineering of many of Seagate’s business processes, and the management of the company’s media operations, all culminating in being named Chief Financial Officer in 1998 and subsequently assuming leadership of Seagate Services earlier this year.

Pope will be succeeded by Patrick O’Malley, currently Seagate’s senior vice president, Finance Treasury. O’Malley is presently responsible for corporate accounting, reporting, treasury and credit, along with corporate financial planning and analysis and financial support for Seagate’s business units, Sales, and other functions. In his previous positions at Seagate since joining the company in 1988, O’Malley has garnered a wealth of relevant experience including the implementation of critical finance and management systems, and the management of the company’s Consumer Electronics business unit during its critical first year.

“Charles has played an instrumental role in shaping Seagate’s success during years of unprecedented growth both within the company and the storage industry,” said Bill Watkins, Seagate CEO. “I am very pleased that Seagate will continue to benefit from Charles’ experience and capabilities as he leads Seagate Services going forward. I am also very pleased that the CFO role and responsibilities will transition from Charles to another highly skilled and well-qualified executive within Seagate’s Finance organization. Pat O’Malley has been a valued senior executive during some of Seagate’s most dramatic years of change, and I have every confidence that he will serve us well as our new CFO.”

Seagate CFO Charles Pope Plans Transition to New Role, Company Names Patrick O’Malley to Assume CFO Position

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About Seagate

Seagate is the worldwide leader in the design, manufacture and marketing of hard disc drives and storage solutions, providing products for a wide-range of applications, including Enterprise, Desktop, Mobile Computing, Consumer Electronics and Branded Solutions. Seagate’s business model leverages technology leadership and world-class manufacturing to deliver industry-leading innovation and quality to its global customers, with the goal of being the time-to-market leader in all markets in which it participates. The company is committed to providing award-winning products, customer support and reliability to meet the world’s growing demand for information storage. Seagate can be found around the globe and at http://www.seagate.com.

About Seagate Services Group

The mission of the Seagate Services Group (a division of Seagate Technology) is to protect and manage businesses’ most valuable information, giving customers the ability to access their data when and as needed. The group’s trusted services and solutions are based on the most advanced technologies and are delivered, deployed and managed to suit unique business needs. The group is comprised of EVault, a trusted expert in comprehensive data protection solutions with software and outsourced services for backup, recovery, archiving, business continuity and E-Discovery; Seagate Recovery Services, an industry forerunner and innovator in data recovery, data migration, and data accessibility solutions; and MetaLINCS, a leading provider of enterprise software for intelligent E-Discovery of relevant electronic messages and documents. For more information, please visit http://services.seagate.com.

Seagate, Seagate Technology and the Wave logo are registered trademarks of Seagate LLC.

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